                                                                     EXHIBIT 8.1

                 [LETTERHEAD OF STIKEMAN ELLIOTT APPEARS HERE]


(416) 869-5542

                                    June 28, 1996

VIA MAIL
- --------

IntelCom Group Inc.
9605 E. Maroon Circle
P.O. Box 6742
Englewood, Colorado
80112-6742

Ladies and Gentlemen:


          You have requested our opinion with respect to the Canadian federal income tax considerations described in the section entitled "Income Tax Considerations to Shareholders - Canadian Federal Income Tax Considerations" of the Registration Statement on Form S-4, as amended (File No. 333-4226) (the "Registration Statement"), of ICG Communications, Inc., a Delaware corporation ("ICG"), as filed with the Securities and Exchange Commission (the "Commission") in connection with the proposed Arrangement involving ICG, IntelCom Group Inc., a Canadian federal corporation ("IntelCom"), and IntelCom's shareholders (the "Arrangement") and the issuance by ICG of shares of its Common Stock pursuant to the Arrangement.


          This opinion is based upon the current provisions of the Income Tax Act (Canada) (the "Canadian Tax Act"), the regulations thereunder and our understanding of the current published administrative practices and policies of Revenue Canada. This opinion also takes into account all specific proposals to amend the Canadian Tax Act publicly announced prior to the date hereof (the "Proposed Amendments") and assumes that the Proposed Amendments will be enacted substantially as proposed. This opinion does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or governmental action or interpretation, nor does it address any provincial or foreign income tax considerations.

          In connection with the rendering of this opinion, we have reviewed the Registration Statement and other materials we have considered to be relevant.
In addition, we have assumed that all documents we have reviewed are true copies of the originals, are accurate and have been or will be properly executed, and that actions in connection with the transactions contemplated in the Registration Statement have been and will be conducted in the manner provided in the Registration Statement.


          Based on and subject to the foregoing, it is our opinion that the Canadian federal income tax considerations described under the caption
"Income Tax Considerations to Shareholders-Canadian Federal Income Tax Considerations" to the Registration Statement correctly set forth the material Canadian income tax considerations relevant to the persons referred to therein, and based on the assumptions stated therein, arising from and related to the Arrangement.

          We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference therein to our firm under the titles "Legal Matters" and "Income Tax Considerations to Shareholders - Canadian Federal Income Tax Considerations." In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This opinion is as of the date hereof. We disclaim any responsibility to update or supplement this opinion to reflect any events or state of facts which may hereafter come to our attention, or any changes in statutes or regulations or any court decisions which may hereafter occur.


                                    Yours very truly,



                                    Stikeman, Elliott

/am